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                                                             Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                   Three Months Ended
                                                        March 31,
                                                   1996          1995
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $ 47,428      $ 97,529
  Interest expense                                123,876       122,065
  Implicit interest in rents                        3,767         3,399

Total earnings                                   $175,071      $222,993

Fixed charges:

  Interest expense                               $123,876      $122,065
  Implicit interest in rents                        3,767         3,399

Total fixed charges                              $127,643      $125,464


Ratio of earnings to fixed charges                   1.37          1.78
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